Exhibit 23.1

DUFF & PHELPS, LLC • 350 SOUTH GRAND AVENUE, SUITE 3100 • LOS ANGELES, CA 90071 • TEL. 213-270-2300 • FAX 213-270-2301

DUFF & PHELPS

February 7, 2007

Mr. Joe Stein
Chief Financial Officer
El Pollo Loco
3333 Michelson Drive, Suite 550
Irvine, CA 92612

Subject:	WRITTEN CONSENT TO REFERENCE DUFF & PHELPS, LLC IN SEC FORM 10K FILING OF EL POLLO LOCO

Dear Mr. Stein:

We hereby consent to the inclusion in the Form 10-K of El Pollo Loco, references to our final analyses of the fair values of the common stock of El Pollo Loco as of September and December 2006 in accordance with FAS 123(R), and references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, not do we admit that we are experts with respect to any part of such Form 10-K within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The responsibility for determining the value of the common stock of El Pollo Loco rests solely with El Pollo Loco and our valuation analyses were used as part of El Pollo Loco’s analysis in reaching their conclusion of value.

Sincerely,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

www.duffandphelps.com